UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 14, 2005

Delphi Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14787	38-3430473

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5725 Delphi Drive, Troy, MI	48098

(Address of Principal Executive Offices)	(Zip Code)

(248) 813-2000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 14, 2005, Delphi Corporation (“Delphi”) reached agreement with its syndicate of lenders to amend certain terms of its existing $1.5 billion five-year revolving credit facility (the “Revolving Credit Facility”). The amendment increased the available credit under Delphi’s Revolving Credit Facility to $1.8 billion and added a $1.0 billion six-year term loan (the “Term Loan,” and together with the Revolving Credit Facility, the “Facilities”). As previously announced, upon the effectiveness of the new Facilities, Delphi terminated its 364-day revolving credit facility in the amount of $1.5 billion.

As a result of the foregoing refinancing, Delphi has replaced its previous $3.0 billion revolving credit facility with $2.8 billion of available credit, the Term Loan portion of which has been fully funded. Prior to the amendment, there were no amounts outstanding under the $1.5 billion five-year revolving credit facility or the $1.5 billion 364-day facility, nor had these revolving credit facilities been previously borrowed upon. Delphi believes that the completion of this refinancing plan should provide Delphi with access to sufficient liquidity to continue to address its U.S. legacy cost issues during the current low GM North American production environment. As contemplated under the Facilities, on June 14, 2005 Delphi contributed $475 million to its U.S. pension plans, bringing the total contributions for the quarter to $625 million and fulfilling Delphi’s 2005 minimum pension funding requirements.

The Term Loan requires interest payments during the term at a variable interest rate of 650 basis points above the Eurodollar base rate, which is the London Interbank Borrowing Rate (“LIBOR”). On June 14, 2005, one-month LIBOR was 3.2% per annum. The LIBOR interest rate period can be set at a one, two, three or six-month period as selected by Delphi in accordance with the terms of the Facilities. Accordingly, the interest rate will fluctuate based on the movement of LIBOR through the term of the loan. The Term Loan has a 1% per annum amortization for the first 5 years and 9 months. The then outstanding principal and any accrued and unpaid interest is due in full at the end of term, on June 14, 2011. The Term Loan is not repayable in the first year and, in accordance with the terms of the Facilities, during the second and third year is subject to call premiums on the balance outstanding of 2% and 1%, respectively. After the third year, the then outstanding Term Loan principal is repayable without premium or penalty.

The Revolving Credit Facility carries a variable interest rate of 500 basis points above LIBOR on outstanding borrowings subject to adjustment based on Delphi’s credit ratings. The Revolving Credit Facility has a commitment fee payable on the unused portion of 50 bps per annum, which is also subject to adjustment based upon Delphi’s credit ratings. Each of the interest rates on borrowings and the commitment fee under the Revolving Credit Facility is adjustable and will fluctuate as described for the Term Loan. The Revolving Credit Facility will expire June 18, 2009. Borrowings under the Revolving Credit Facility are prepayable at Delphi’s option without premium or penalty.

The Facilities provide the lenders with a first lien on substantially all material tangible and intangible assets of Delphi and its wholly-owned domestic subsidiaries (however, Delphi is only pledging 65% of the stock of its first tier foreign subsidiaries) and further provides that amounts borrowed under the Facilities will be guaranteed by Delphi’s wholly-owned domestic subsidiaries (except for insignificant subsidiaries and subsidiaries that participate in accounts receivable financings). The amount outstanding at any one time is limited by a borrowing base computation. The borrowing base is calculated as the sum of (a) 85% of U.S. accounts receivable (excluding accounts receivable which have been sold into the U.S. accounts receivables securitization program) of Delphi and its subsidiaries, (b) 60% of inventory (including raw materials, work in progress and finished goods, but excluding inventory to the extent subject to accounts receivable financings) of Delphi and its subsidiaries that is located in the United States or which is owned but consigned to Mexican subsidiaries, and (c) $750,000,000 with respect to U.S. plant, property and equipment of Delphi and its subsidiaries. The terms of the Facilities specifically limit the obligations to be secured by a security interest in certain U.S. manufacturing properties and U.S. manufacturing subsidiaries in order to ensure that at the time of any borrowing under the Term Loan or the Revolving Credit Facility, the amount of the applicable borrowing which is secured by such assets (together with other borrowings which are secured by such assets and obligations in respect of certain sale-leaseback transactions) will not exceed 15% of Consolidated Net Tangible Assets (as defined in the indenture applicable to Delphi’s outstanding bonds and debentures).

The amended Facilities contain financial covenants based on consolidated leverage ratios, which are tested at each quarter-end using the ratio of (a) secured debt (excluding letters of credit, but including, without limitation, Term Loans, revolving loans, funded debt in respect of receivables securitizations and factoring facilities, and any other secured debt (including second lien debt) permitted under the terms of the Facilities, minus cash on each test date in excess of $500,000,000, (provided that the amount of such cash deducted shall in no event exceed $500,000,000) to (b) the aggregate sum of the preceding four quarters EBITDA (as defined in the Facilities). The above mentioned ratio cannot exceed 2.75 to 1 for each of the quarters through and including June 30, 2006, 2.50 to 1 for the quarters from September 30, 2006 to and including September 30, 2007, and 2.25 to 1 for the fourth quarter of 2007 and thereafter. Further, the syndicate of lenders waived Delphi’s obligation to provide audited financial statements for the year ended December 31, 2004 until September 30, 2005, and agreed not to consider any inaccuracy of Delphi’s non-GAAP measures of net liquidity as disclosed in Delphi’s Form 8-K Current Report filed with the Securities and Exchange Commission on June 9, 2005 as a material adverse change. A copy of the credit agreement for the Facilities is filed as an exhibit to this report on Form 8-K.

Delphi has also amended its U.S. trade receivables securitization programs (the “U.S. program”). The U.S. program was amended to add a new co-purchaser to the program, to adjust the borrowing limit from $731 million to $730 million, and to conform the leverage ratio financial covenant consistent to the amended Facilities covenant. The U.S. program lenders also granted waivers similar to those granted under the Facilities amendments.

All statements contained or incorporated in this filing which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales, cash flow or earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and customer diversification or statements expressing general optimism about future operating results) are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are discussed in detail in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003 and our disclosures filed regarding the status of the ongoing internal investigation being conducted by the audit committee of the Company’s board of directors. In particular, the achievement of projected levels of revenue, earnings, cash flow and debt levels will depend on our ability to execute our portfolio and global restructuring plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters; our continued ability to diversify our customer base and still maintain existing GM business; the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market we operate, including customer cost reduction initiatives, potential increases in warranty and raw material costs, pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism or war and other changes in the political and regulatory environments where we do business. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) The following exhibits are being filed as part of this Report.

Exhibit
Number	Description
99 (a)	Five Year Third Amended and Restated Credit Agreement dated June 14, 2005.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI CORPORATION (Registrant)
Date: June 15, 2005	By:	/s/ JOHN D. SHEEHAN
(John D. Sheehan, Acting Chief Financial Officer,
Chief Accounting Officer and Controller)

EXHIBIT INDEX

Exhibit
Number	Description
99 (a)	Five Year Third Amended and Restated Credit Agreement dated June 14, 2005.